Exhibit 10.1

H&R BLOCK, INC. EXECUTIVE SEVERANCE PLAN
(Amended and Restated effective November 4, 2021)
Section 1. Preamble.
This amended and restated H&R Block, Inc. Executive Severance Plan was adopted by H&R Block, Inc., a Missouri corporation (“HRB”) and is effective November 4, 2021 (as so amended and restated, the “Plan”). Except as provided herein, this Plan supersedes all prior agreements, arrangements or plans of the Company related to separation pay in the event of a Qualifying Termination or Change in Control Termination.
Section 2. Definitions.

For purposes of this Plan, the following terms shall have the meanings specified below unless the context clearly requires otherwise:

    “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended.

“Base Compensation” means a Participant’s annual base salary plus Participant’s annual target short-term incentive opportunity in effect at the time of a Participant's Termination Date, as approved by the Board or the Compensation Committee, as applicable.

    “Board” means the Board of Directors of HRB.

    “Cause” means any of the following unless, if capable of cure, such events are fully corrected in all material respects by Participant within ten (10) days after the Company provides notice of the occurrence of such event:

(i)A Participant’s misconduct that materially interferes with or materially prejudices the proper conduct of the business of the Company;

(ii)A Participant’s commission of an act materially and demonstrably detrimental to the good will of the Company;

(iii)A Participant’s commission of any act of dishonesty or breach of trust resulting or intending to result in material personal gain or enrichment of the Participant at the expense of the Company;

(iv)A Participant’s violation of any non-competition, non-solicitation, confidentiality or similar restrictive covenant under any employment-related agreement, plan or policy with respect to which the Participant is a party or is bound; or

(v)A Participant’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving an act of moral turpitude or a felony.

If the Company does not give the Participant a termination notice within sixty (60) days after the Board or the Chairman of the Board has knowledge that an event constituting Cause has occurred, the event will no longer constitute Cause. The Company may place a Participant on unpaid leave for up to thirty (30) consecutive days while it is determining whether there is a basis to terminate the Participant’s employment for Cause. Such unpaid leave will not constitute Good Reason.

For purposes of this definition, any act or omission by the Participant based on authority given pursuant to a resolution duly adopted by the Board will be deemed made in good faith and in the best interests of the Company.

    “Change in Control” means the occurrence of one or more of the following events:

(i)Any one person, or more than one person acting as a group, acquires ownership of stock of HRB that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of HRB. If any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of HRB, the acquisition of additional stock by the same person or persons shall not be considered to cause a Change in Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which HRB acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this definition.

(ii)Any one person, or more than one person acting as a group, acquires (when combined with all other acquisitions of HRB stock acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of HRB possessing 35 percent or more of the total voting power of the stock of HRB. If any one person, or more than one person acting as a group, is considered to effectively control a corporation within the meaning of Treasury Regulation §1.409A-3(i)(5)(vi), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which HRB acquires its stock in exchange for property will not be treated as an acquisition of stock for purposes of this clause (ii), but will be treated as an acquisition of stock for purposes of clause (i) of this definition.

(iii)A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by two-thirds (2/3) of the members of the Board before the date of such appointment or election.

(iv)Any one person, or more than one person acting as a group, acquires (when combined with all other acquisitions of HRB assets acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from HRB that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of HRB immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of HRB, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, there is no Change in Control event under this definition when there is a transfer to an entity that is controlled by the shareholders of HRB immediately after the transfer. A transfer of assets by HRB is not treated as a change in the ownership of such assets if the assets are transferred to: (a) a shareholder of HRB (immediately before the asset transfer) in exchange for or with respect to its stock; (b) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by HRB; (c) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of HRB; or (d) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (c) above.

For purposes of this definition of Change in Control, persons will be considered to be acting as a group in accordance with Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, and Section 409A of the Code.

“Change in Control Termination” means a Participant’s Qualifying Termination or Good Reason Termination, in either event within seventy-five (75) days immediately preceding or within eighteen (18) months immediately following a Change in Control.

“COBRA Subsidy” means an amount equal to the Participant’s monthly post-employment premium for health and welfare benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) less the amount paid from time to time by active employees for similar coverage.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means HRB and its Affiliates.

“Comparable Position” means a position where:

(i)    the primary work location is within 50 miles of the Participant’s primary work location prior to the Qualifying Termination; and

(ii)    the Base Compensation is not more than 10% below the Participant’s compensation rate at the time of the Qualifying Termination.

    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Good Reason Termination” means a Separation from Service:

(i)    which is initiated by the Participant within seventy-five (75) days immediately preceding or within eighteen (18) months immediately following a Change in Control on account of one or more of the following conditions occurring within that same time frame:

(A)    A material diminution in the Participant’s Base Compensation;

(B)    A material diminution in the Participant’s authority, duties, or responsibilities;

(C)    A material change in the geographic location at which the Participant must perform the services; or

(D)    Any other action or inaction that constitutes a material breach by the Company of any written employment-related agreement between the Participant and the Company;

(ii)    for which the Participant does not consent to the condition referenced in (i) above; and

(iii)    for which the Company does not substantially remedy the condition (as described in this definition).

A Participant must provide notice to the Company of the existence of any of the foregoing conditions within thirty (30) days of the later of (x) initial existence of the condition for which Participant will terminate employment and (y) the date the Change in Control occurs; provided, however, that any notice relating to a condition that initially occurs before such Change in Control must be provided no later than ninety (90) days following the initial existence of the condition (it being understood that for purposes of both clauses (x) and (y) above, the relevant time period commences as of the date Participant knows or should reasonably have known of the existence of such condition). Participant must remain employed with the Company for at least thirty (30) days after providing such notice. During the thirty (30) days following receipt of the notice, the Company may substantially remedy the event, occurrence or condition for which notice was given, in which case a Good Reason Termination will not occur as a result of the condition and the Company will not be required to pay the amount.

“HRB” means H&R Block, Inc., a Missouri corporation.

“Participant” means an associate of the Company whose participation in the Plan is approved by the Compensation Committee of the Board (or other committee appointed by the Board to administer the Plan pursuant to Section 18).

“Payment Deadline” means the date which is sixty (60) days after the Termination Date.

“Plan” means this H&R Block, Inc. Executive Severance Plan, as amended from time to time. This document serves as both the legal plan document and summary plan description.

“Plan Administrator” and “Plan Sponsor” means H&R Block Management, LLC. The address and telephone number of H&R Block Management, LLC is One H&R Block Way, Kansas City, Missouri 64105, (816) 854-3000.

“Qualifying Termination” means the involuntary Separation from Service by the Company under circumstances not constituting Cause but does not include:

(i)    the elimination of the Participant’s position where the Participant was offered a Comparable Position with the Company or with a party that acquires any asset from the Company (or a subsidiary or an affiliate of such a party),

(ii)    the redefinition of a Participant’s position to a lower compensation rate or grade; or

(iii)    the Participant’s Separation from Service due to death or disability.

“Release Agreement” means the release agreement, substantially in the form set forth as Exhibit A to this Plan, which a Participant shall be required to execute as a condition to receiving payments and benefits under this Plan.

“Separation from Service” means the date that a Participant separates from service within the meaning of Section 409A of the Code and Treasury Regulation §1.409A-1(h).

“Termination Date” means the effective date of a Participant’s Separation from Service.

Section 3. Severance Benefits.

(a)    If a Participant incurs a Qualifying Termination or a Change in Control Termination and executes a Release Agreement and returns it to the Company by the deadline set forth in the Release

Agreement, and provided the Participant does not revoke as permitted in the Release Agreement, Company agrees to provide the Participant with the following payments and benefits, subject to appropriate tax withholdings, to which the Participant would be entitled following the end of the seven (7)-day revocation period, which shall be payable and provided in accordance with and subject to the terms of the Plan unless otherwise specified below:

(i) The Company shall pay the Participant as soon as reasonably feasible following the end of the seven (7) day revocation period, and in any event, no later than the Payment Deadline, a lump sum severance amount equal to:

(A)    in the case of a Change in Control Termination, two (2) times Participant’s Base Compensation, and in the case of a Qualifying Termination that is not a Change in Control Termination, one and one-half (1½) times Participant’s Base Compensation; plus

(B)    an amount equal to the Participant’s COBRA Subsidy multiplied by twelve (12). To be eligible for a payment under this Section 3(a)(i)(B), the Participant must be enrolled in the Company’s applicable health, dental, and vision benefits on the date of the Separation from Service.

(ii) Subject to Section 13, the Company, at its expense, shall engage a professional outplacement assistance firm, selected at the Company’s discretion, to provide reasonable outplacement assistance to the Participant for a period not to exceed fifteen (15) months following the Participant’s Termination Date. In no event shall the Company be required to expend more than Fifteen Thousand Dollars ($15,000) for such outplacement assistance for the Participant.

(iii) The Participant shall be entitled to a pro-rata award of any award payable under the Company’s applicable short-term incentive plan (the “STI Plan”) for the then-current fiscal year, based upon the Participant’s actual performance and the attainment of goals established under the STI Plan as determined by the Board or the Compensation Committee, as applicable, in its sole discretion. Such pro-rata award shall be payable to the Participant at the time such awards are payable under the STI Plan. The pro-rata portion shall be based on the number of days preceding the Termination Date in the performance period during which the Termination Date occurs, divided by 365.

    (b)    A Participant who receives any payments and other benefits under this Section 3 shall not be eligible for any severance-related payments or benefits under any employment-related agreement or plan, policy or program of the Company. The payments and other benefits under this Section 3 shall offset any amounts due under the Worker Adjustment Retraining Notification Act of 1988 or any similar statute or regulation.

Section 4. Equity Awards.

    Notwithstanding Section 3(b), nothing under this Plan supersedes or replaces any rights granted to a Participant under HRB’s long-term incentive plans. Awards granted under HRB’s long-term incentive plans shall be treated as provided in the applicable award agreement.

Section 5. Repayment; Clawback.

Notwithstanding any provision in this Plan to the contrary, if (i) the Company is required to restate any of its financial statements filed with the Securities and Exchange Commission, other than restatements due solely to factors external to the Company such as a change in accounting principles or a change in securities laws or regulations with retroactive effect or (ii) the Participant violates the provisions of any confidentiality, non-competition, non-solicitation or similar agreement or policy, then the Board may recover or require reimbursement of all severance, equity compensation awards (including profits from the sale of Company stock acquired pursuant to such awards) and/or other payments or benefits made to the Participant under this Plan. In exercising its discretion to recover or require reimbursement of any amounts as a result of any restatement pursuant to clause (i) above, the Board may consider, among other relevant factors, the level of the Participant’s responsibility or influence, as well as the level of others’ responsibility or influence, over the judgments or actions that gave rise to the restatement.

Section 6. Other Payments.

Upon any Separation from Service entitling the Participant to payments under this Plan, the Participant shall receive all accrued but unpaid salary and all benefits accrued and payable under any plans, policies and programs of the Company, except for benefits payable under any other severance plan, policy or arrangement of the Company.

Section 7. Enforcement.

If a Participant incurs any expenses associated with the successful enforcement of rights under this Plan by arbitration, litigation or other legal action, then the Company shall pay the Participant on demand of all reasonable expenses (including attorneys’ fees and legal expenses) incurred by the Participant in enforcing such rights under this Plan. The Participant shall notify the Company of the expenses for which the Participant demands reimbursement within sixty (60) days after the Participant receives an invoice for such expenses, but in no case before a court, arbitrator, mediator or other judicial panel rules in favor of the Participant with respect to the dispute giving rise to such expenses, and the Company shall pay the reimbursement amount within fifteen (15) days after receipt of such notice, subject to Section 13. For purposes of clarity, the Company shall have no obligation to reimburse the Participant for any expenses incurred by such Participant if any court, arbitrator, mediator or other judicial panel rules in favor of the Company with respect to the dispute giving rise to such expenses.

Section 8. No Mitigation.

A Participant shall not be required to mitigate the amount of any payment or benefit provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

Section 9. Nonexclusivity of Rights.

Nothing in this Plan shall prevent or limit a Participant’s continued or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which the Participant may qualify, except as provided in this Plan.

Section 10. No Set Off.

The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Participant or others.

Section 11. Taxation.

(a) To the extent applicable, this Plan shall be construed and administered consistently with Code Section 409A and the regulations and guidance issued thereunder (“Section 409A”). For purposes of determining whether any payment made pursuant to this Plan results in a “deferral of compensation”

within the meaning of Treasury Regulation 1.409A-1(b), the Company shall maximize the exemptions described in such section, as applicable. Any reference to a “termination of employment” or similar term or phrase shall be interpreted as a “separation from service” within the meaning of Section 409A. If any deferred compensation payment is payable while a Participant is a “specified employee” under Section 409A, and payment is due because of Separation from Service for any reason other than death, then payment of such amount shall be delayed for a period of six months and paid in a lump sum on the first payroll payment date following the earlier of the expiration of such six-month period or the Participant’s death. To the extent any payments under this Plan are made in installments, each installment shall be deemed a separate payment for purposes of Section 409A and the regulations issued thereunder. A Participant or the Participant’s beneficiary, as applicable, shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or beneficiary in connection with any payments to the Participant or beneficiary pursuant to this Plan, including but not limited to any taxes, interest and penalties under Section 409A, and the Company shall have no obligation to indemnify or otherwise hold a Participant or a Participant’s beneficiary harmless from any and all of such taxes and penalties.

(b) All payments and other benefits received by the Participant under this Plan shall be subject to all requirements of the law with regard to tax withholding and reporting and filing requirements, and the Company shall use its best efforts to satisfy promptly all such requirements.

Section 12. Section 280G Change in Control Payment.

(a) In the event that it is determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the “Change in Control Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the Company shall pay to the Participant whichever of the following gives the Participant the highest net after-tax amount (after taking into account all applicable federal, state, local and security taxes): (1) the Change in Control Payment, or (2) the amount that would not result in the imposition of excise tax on the Participant under Code Section 4999. Any required reduction in the Change in Control Payment pursuant to the foregoing shall be accomplished solely by reducing the lump sum severance payment payable pursuant to Section 3(a)(i) of this Plan.

(b) All determinations to be made under this Section 12 shall be made by an independent registered public accounting firm selected by the Company immediately prior to the Change in Control (the “Accounting Firm”), which shall provide its determinations and any supporting calculations both to the Company and the Participant within ten (10) days of the Change in Control. Any such determination by the Accounting Firm shall be binding upon the Company and the Participant. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 12 shall be borne solely by the Company.

Section 13. Reimbursements.

Any reimbursements or in-kind benefits to be provided pursuant to this Plan (including, but not limited to under Section 3(a)(ii)) that are taxable to the Participant shall be subject to the following restrictions: (a) each reimbursement must be paid no later than the last day of the calendar year following the calendar year during which the expense was incurred or tax was remitted, as the case may be; (b) the amount of expenses or taxes eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses or taxes eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (c) the period during which any reimbursement may be paid or in-kind benefit may be provided shall end ten (10) years after termination of this Plan; and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Section 14. Term.

This Plan was initially effective May 12, 2009. This amended and restated Plan is effective as of November 4, 2021 and shall continue with respect to a Participant until the earliest of: (a) the Participant’s Separation from Service, or (b) the date the Participant enters into a written separation agreement with the Company.

Section 15. Successor Company.
The Company shall require any successor or successors (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company to acknowledge expressly that this Plan is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place.

Section 16. Notice.

All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

If to the Company, to:
H&R Block, Inc.
One H&R Block Way
Kansas City, MO 64105
Attention: Corporate Secretary

If to the Participant, to the most recent address provided by the Participant to the Company for payroll purposes, or to such other address as the Company or the Participant, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 16; provided, however, that if no such notice is given by the Company following a Change in Control, notice at the last address of the Company or any successor shall be deemed sufficient for the purposes hereof. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five (5) days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.
Section 17. Amendment.
This Plan may be amended at any time by the Board with respect to all or some of the Participants, provided that any such amendment may not decrease or restrict a Participant’s rights under this Plan without such Participant’s consent.
Section 18. Administration.
The Plan shall be administered by the Board or by a committee of two or more members of the Board of Directors appointed by the Board which shall have the exclusive discretion and authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to decide or resolve any and all questions that may arise in connection with the Plan. To the extent the Board appoints a committee, any reference herein regarding the Board’s administration of the Plan shall be construed to apply to such committee. As of the date this amendment and restatement is effective, the Board hereby appoints the compensation committee of the Board of Directors as administrators of the Plan (the “Compensation Committee”).
Any decision or action of the Board with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan. In the administration of this Plan, the Board (or its appointed committee) may employ agents and delegate to them such administrative duties as the Board deems appropriate (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company. The Company may pay a Participant cash in lieu of the outplacement assistance described in Section 3(a)(ii), if determined to be desirable under the circumstances by the Company’s Chief Executive Officer, or, in the event the Chief Executive Officer is receiving the benefits, the Compensation Committee.
Except with respect to officers who are designated as executive officers by the Company’s Board of Directors under Section 16 of the Securities Act of 1934, the Board (or its appointed committee) may delegate to one or more executive officers the authority, duties and responsibilities relating to the Company’s rights to prevent, enforce or remedy affirmative or restrictive covenants contained either in this Plan or in a Participant’s Release Agreement, including the authority for such executive officer(s) to further delegate such authority, duties and responsibilities to any other individual or entity, whether or not such person or entity is employed by, an officer of, or affiliated with the Company.
Section 19. No Right to Continued Employment.

Nothing in this Plan shall be construed as giving the Participant any right to be retained in the employ of the Company.

    Section 20. Governing Law.

This Plan shall be governed by and interpreted under the laws of the State of Missouri without giving effect to any conflict of laws provisions. Any legal action or proceeding with respect with this Plan shall be brought exclusively in the courts of the State of Missouri without regard to any conflicts of law.

Section 21. Successors and Assigns.

All of the terms and provisions of this Plan shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Participant and the Company hereunder shall not be assignable in whole or in part.

Section 22. Severability.

If any provision of this Plan or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Plan which can be given effect without the invalid or unenforceable provision or application.

Section 23. Remedies Cumulative; No Waiver.

No right conferred upon the Participant by this Plan is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Participant in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof.

Section 24. Headings.
The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

Section 25. Statement of ERISA Rights and Claims Procedures.

A statement of ERISA rights and the claims procedures are set forth in Appendix A, attached to this Plan.

IN WITNESS WHEREOF, the Company has executed this Plan this November 4, 2021. The H&R Block Executive Severance Plan was initially adopted by HRB effective as of May 12, 2009. This amendment and restatement is effective November 4, 2021.

                    H&R BLOCK, INC.

                    By:/s/Tiffany S. Monroe
Tiffany S. Monroe

                    Title: Chief People and Culture Officer

APPENDIX A

STATEMENT OF ERISA RIGHTS AND CLAIMS PROCEDURES

Section 1. Statement of ERISA Rights.

In accordance with ERISA, each Participant shall be entitled to:

(a)    Examine, without charge (by contacting the Plan Administrator) all Plan documents and copies of all documents governing the Plan and a copy of the latest annual report (Form 5500 series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;
(b)    Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. A reasonable fee may be charged for these copies;
(c)    Receive a summary of the Plan’s annual financial report. The Plan Administrator is required to furnish each Participant with a copy of this summary annual report; and
(d)    Obtain a statement showing the Participant’s account balance (if any).
In addition to creating rights for Plan Participants, ERISA imposes duties upon the persons who are responsible for the operation of the Plan. The persons who operate the Plan are called “fiduciaries” and have a duty to operate the Plan prudently and in the interest of Plan Participants and beneficiaries. No one, including the employer, may fire a Participant or otherwise discriminate against the Participant in any way to prevent the Participant from obtaining a benefit or exercising rights under ERISA. If a claim for a benefit is denied in whole or in part the Participant must receive a written explanation of the reason for the denial. The Participant has the right to have the Plan Administrator review and reconsider the claim.
Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant requests any of the materials listed above from the Plan Administrator and does not receive them within 30 days, the Participant may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay up to $110 a day until the Participant receives the materials, unless the materials were not provided because of reasons beyond the control of the Plan Administrator.
If a claim for benefits is denied or ignored, either in whole or in part, the Participant may file suit in a state or federal court. In the event that Plan fiduciaries misuse the Plan’s funds, or if the Participant is discriminated against for asserting the Participant’s rights, the Participant may seek assistance from the U.S. Department of Labor, or file suit in a federal court. The court will decide who should pay court costs and legal fees. If a Participant is successful the court may order the person have sued to pay these costs and fees. But if the Participant loses, the court may order the Participant to pay these costs and fees if, for example, it finds the claim is frivolous.
Any questions concerning the Plan should be directed to the Plan Administrator. Additional information about this statement or a Participant’s rights under ERISA may be obtained from the nearest Office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. A

Participant may also obtain certain publications about rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Section 2. Claims Procedures.

Any Participant may deliver to the Board a written claim for a determination with respect to the amounts distributable to such Participant from the Plan. If such a claim relates to the contents of a notice received by the Participant, the claim must be made within sixty (60) days after such notice was received by the Participant. The claim must state with particularity the determination desired by the Participant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred.

The Board shall consider a Participant’s claim within seventy-five (75) days (unless special circumstances require additional time), and shall notify the Participant in writing: (i) that the Participant’s requested determination has been made, and that the claim has been allowed in full; or (ii) that the Board has reached a conclusion contrary, in whole or in part, to the Participant’s requested determination. Such notice must set forth in a manner calculated to be understood by the Participant and include the following information:

(a)    the specific reason(s) for the denial of the claim, or any part of it;

(b)    specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(c)    a description of any additional material or information necessary for the Participant to perfect the claim, and an explanation of why such material or information is necessary; and

(d)    an explanation of the claim review procedure set forth below.

Within sixty (60) days after receiving a notice from the Board that a claim has been denied, in whole or in part, a Participant (or the Participant’s duly authorized representative) may file with the Board a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after the review procedure began, the Participant (or the Participant’s duly authorized representative):

(i)may review pertinent documents;

(ii)may submit written comments or other documents; and/or

(iii)may request a hearing, which the Board, in its sole discretion, may grant.

The Board shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Board’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Participant, and in the case of an adverse determination, it must contain:

(x)    specific reasons for the decision;

Appendix A – Page 2

(y)    specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(z)    such other matters as the Board deems relevant.

A Participant’s compliance with the foregoing provisions of this Section 2 is a mandatory prerequisite to a Participant’s right to commence any legal action with respect to any claim for benefits under this Plan. Service of legal process shall be made to: H&R Block Management, LLC, Attention: General Counsel, One H&R Block Way, Kansas City, Missouri 64105.

Appendix A – Page 3

EXHIBIT A

SEVERANCE AND RELEASE AGREEMENT

    [EMPLOYEE] (“Employee”) and [EMPLOYING ENTITY], its parents, subsidiaries, affiliates, and assigns (collectively, “Company”) enter into this Severance and Release Agreement (“Release Agreement”) under the terms and conditions recited below.
I.    Recitations
A.    Employee is currently employed as [TITLE]. Due to changing business needs, Employee has been notified and Employee has agreed that Employee’s employment will end on [TERM DATE] (the “Termination Date”).
B.    Employee and Company wish to enter into a full and final settlement of all issues and matters that exist between them, which include, but are not limited to, any issues and matters that may have arisen out of Employee’s employment with or separation from Company.
C.    Employee specifically acknowledges that Company has advised Employee to seek Employee’s own personal legal counsel prior to signing this Release Agreement.
D.    In exchange for the mutual promises of Employee and Company set forth in this Release Agreement, Employee and Company agree to the terms and conditions set forth below.
II.    Basic Terms of the Release Agreement
A.The parties agree to treat Employee’s separation from employment as [a Change in Control Termination] OR [a Qualifying Termination, but not a Change in Control Termination,] as defined in the H&R Block, Inc. Executive Severance Plan applicable to Employee (the “Plan”), a copy of which is attached to this Release Agreement as Exhibit A. Accordingly, following the Company’s receipt of a fully executed copy of this Release Agreement, and provided that Employee does not revoke as permitted in section III(A) below, Company agrees to provide Employee with the following payments and benefits to which Employee would be entitled, subject to appropriate tax withholdings and post lapse of the seven-day revocation period, which shall be payable and provided in accordance with and subject to the terms of the Plan unless otherwise specified below:
1.    Severance Payment. As soon as reasonably feasible following the end of the seven (7)-day revocation period and in any event no later than sixty (60) days following the Termination Date (the “Payment Deadline”), Company will pay Employee a lump sum payment in the amount of $[insert amount], less applicable tax withholdings. This severance payment consists of the sum of the following components:
[For Change in Control Termination:]
(a)Two (2) times Employee’s Base Compensation, which is equal to $[insert amount]; and
[For Qualifying Termination that is not a Change in Control Termination:]
(a)One and one-half (1½) times Employee’s Base Compensation, which is equal to $[insert amount]; and

[For either Change in Control Termination or Qualifying Termination:]
(b)A COBRA subsidy equal to the Company’s regular monthly premium, if any, paid toward the Employee’s health and welfare benefits as of Employee’s last day worked multiplied by twelve (12) months, which is equal to $[insert amount].
2.    Outplacement Services. Company will pay directly to a professional outplacement assistance firm, selected at the Company’s discretion, to obtain reasonable outplacement assistance to be provided to Employee until the earlier to occur of (a) the date Employee obtains other employment; or (b) fifteen (15) months following the Termination Date. In no event shall the Company be required to expend more than Fifteen Thousand Dollars ($15,000) for such outplacement assistance for the Participant.
3.    Short-Term Incentive Payment. Company will pay Employee a pro-rata award of any award payable under any applicable STI Plan for fiscal year [insert applicable year] based upon Employee’s actual performance and the Company’s attainment of goals established under the STI Plan as determined by the Compensation Committee of the H&R Block, Inc. Board of Directors in its sole discretion. Such pro-rata award, if any, shall be payable less applicable tax withholdings and in accordance with the Company’s short-term incentive process and subject to the terms and conditions of any applicable STI Plan. Company will pay Employee any short-term incentive award due to Employee at the time such awards are generally payable under the applicable STI Plan to other participants.
4.    Equity-Based Awards. Any outstanding equity-based awards, including any stock options, restricted share units, performance share units, and market stock units, granted to Employee shall be treated as provided in the applicable award agreement. A list of the awards outstanding as of the Termination Date and that shall be forfeited on the Termination Date is attached as Exhibit B.
B.    Employee agrees to the following:
1.    Release of Claims. Employee agrees to and hereby does release and forever discharge Company, and each and every one of its component, predecessor and successor companies, and their respective past and present agents, officers, executives, employees, attorneys, and directors (collectively the “Released Parties”) from any and all matters, claims, charges, demands, damages, causes of action, debts, liabilities, controversies, claims for attorneys’ fees, judgments, and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen between Employee and the Released Parties up to the date Employee signs this Release Agreement, all as more fully set forth in sections IV(A) through (E) below.
2.    Confidential Information. Employee agrees that Employee will not, without the prior written consent of Company, directly or indirectly use for the benefit of any person or entity other than Company, or make known, divulge or communicate to any person, firm, corporation or other entity, any confidential or proprietary information, knowledge or trade secrets acquired, developed or learned of by Employee during Employee’s employment with Company. Employee shall not retain after the Termination Date, any document, record, paper, disk, tape or compilation of information relating to any such confidential information.
3.    Return of Company Property. Employee shall return to Company by the Termination Date, any and all things in Employee’s possession or control relating to Company, including but not limited to any equipment issued to Employee, all correspondence, reports, contracts, financial or budget information, personnel or labor relations files, office keys, manuals, and all similar materials not specifically listed here. Employee further agrees that as of the Termination Date Employee will have no
Exhibit A – Page 2

outstanding balance on Employee’s corporate credit card for which appropriate travel and expense accounting has not been submitted.
4.    Legal Hold.  To the extent Employee has received a Preservation Notice/Legal Hold from the Legal Department, Employee shall take all necessary steps to preserve information related in any way to the Preservation Notice/Legal Hold in its original format and location and will not modify, delete or destroy such information.  Employee will notify the Legal Department of the nature and location of any and all such information.
5.    Confidentiality & Restrictive Covenant Agreement. Employee acknowledges that Employee entered into a Confidentiality & Restrictive Covenant Agreement with the Company (the “Confidentiality Agreement”), which is attached as Exhibit C. Employee agrees that Employee is bound by the provisions of the Confidentiality Agreement and will continue, after the Termination Date, to abide by the terms of the Confidentiality Agreement.
6.    Non-disparagement. Employee agrees that Employee will not disparage Company or make or solicit any comments to the media or others that may be considered derogatory or detrimental to the good business name or reputation of Company.
7.    Employee Availability/Cooperation. Employee agrees to be reasonably available to the Company to respond to requests for information pertaining to or relating to the Company, or any predecessor and successor companies, or their respective past and present agents, officers, executives, employees, attorneys, directors, and assigns. Employee also agrees to reasonably assist and cooperate with the Company (and its outside counsel) in connection with the defense or prosecution of any claim that may be made or threatened against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including preparing for and testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee. Employee will perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this section. Upon presentment to the Company of appropriate documentation, the Company will pay directly or reimburse Employee for the reasonable out-of-pocket expenses incurred as a result of such cooperation.
8.    Resignation. Employee agrees that, upon the Termination Date, Employee resigns from all offices, directorships, trusteeships, committee memberships, and fiduciary capacities held with, or on behalf of, the Company, and any benefit plans of the Company. Employee will execute the resignations attached as Exhibit D contemporaneously with execution of this Release Agreement, and agrees to reasonably cooperate with the Company to execute any additional resignations that the Company may determine to be required upon its further review of applicable requirements to which it is subject.
III.    Acknowledgments and Additional Terms
A.    Consideration/Revocation Period. Employee shall have twenty-one (21) days following receipt of this Release Agreement to consider whether or not to sign this Release Agreement. Employee acknowledges that Employee may revoke acceptance of the terms and conditions of this Release Agreement at any time within seven (7) calendar days after the day on which Employee originally returned the signed copy of the Release Agreement to the Company. Such revocation, to be effective, must be delivered by written notice, in a manner so the notice is received on or before the seventh day by: General Counsel, H&R Block, Inc., One H&R Block Way, Kansas City, MO 64105. In the event
Exhibit A – Page 3

Employee does not return an executed copy of this Release Agreement to the Company within the twenty-one (21) day period, or Employee revokes acceptance of the terms and conditions of this Release Agreement within the seven (7) day period following execution of this Release Agreement, Employee will not be entitled to any of the payments or benefits provided under section II(A).
B.    Opportunity to Consult Personal Attorney. Employee acknowledges that Company has advised Employee to seek Employee’s own legal counsel prior to signing this Release Agreement and that Employee has consulted or has had the opportunity to consult with Employee’s personal attorney prior to executing this Release Agreement.
C.    No Admission of Liability. Employee and Company agree that nothing in this Release Agreement is an admission by either of any wrongdoing, and that nothing in this Release Agreement is to be construed as such by anyone.
D.    Consideration. Employee agrees that provision of the payments and benefits set forth in section II(A) and the Plan constitute payments and benefits to which Employee is not otherwise entitled and constitutes valuable consideration for the promises and representations made by Employee in this Release Agreement.
E.    Choice of Law. All disputes which arise out of the interpretation and enforcement of this Release Agreement shall be governed by the laws of the State of Missouri without giving effect to its choice of law provisions.
F.    Entire Agreement. This Release Agreement, including Exhibits B through D attached hereto, constitutes the entire agreement between the parties related to the subject matters set forth in this Release Agreement. The parties acknowledge the terms of the Plan can be terminated or changed according to the terms set forth in the Plan. The parties acknowledge the terms of this Release Agreement can only be changed by a written amendment to the Release Agreement signed by both parties.
G.    No Reliance. The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Release Agreement, except for those set forth in writing in this Release Agreement or in the Plan.
H.    Separate Signatures. Separate copies of this Release Agreement shall constitute originals which may be signed separately but which together will constitute one single agreement.
I.    Effective Date. This Release Agreement becomes effective and binding on the eighth calendar day following Employee’s execution of the Release Agreement pursuant to section III(A).
J.    Severability. If any provision of this Release Agreement, including the Plan, is held to be invalid, the remaining provisions shall remain in full force and effect. In addition, if a court of competent jurisdiction determines the restrictions contained in the Confidentiality Agreement attached as Exhibit C to be invalid, illegal, or otherwise unenforceable or unreasonable in scope, the validity, legality, and enforceability of the other provisions of this Release Agreement shall not be affected thereby. Any such restriction(s) in the Confidentiality Agreement determined by a court of competent jurisdiction to be invalid, illegal, or otherwise unenforceable or unreasonable will be considered by the Company and Employee to be amended as to the scope of protection, time and geographic area in whatever manner, if any, is considered reasonable by that court and, as so amended, will be enforced.
K.    Continuing Obligations. Any continuing obligations Employee has after separation of employment pursuant to any written agreement with Company, the Plan, or by operation of law are
Exhibit A – Page 4

intended to survive this Release Agreement. The terms of this Release Agreement add to any such obligations and are not intended to otherwise modify them in any way.
L.    Compensation, Injuries, Leave, Ethics. Employee acknowledges that: (1) upon receipt of a final paycheck, Employee has received all compensation due through the Termination Date as a result of services performed for Company, except as otherwise provided in this Release Agreement; (2) Employee has reported to Company any and all work-related injuries incurred during employment; (3) Company properly provided any requested leave of absence because of Employee’s or a family member’s health condition and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; and (4) Employee has provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of Company.
M.    409A Representations. Company has made a good faith effort to comply with current guidance under Section 409A of the Internal Revenue Code. Notwithstanding the foregoing or any provision in this Release Agreement to the contrary, Company does not warrant or promise compliance with Section 409A, and Employee understands and agrees that Employee shall not have any claim against Company with respect to Section 409A or for any good faith effort taken to comply with Section 409A.
IV.     Release
A.    In consideration of the recitations and agreements listed above, Employee releases, and forever discharges Company and each and every one of its component, predecessor, and successor companies, and their respective past and present agents, officers, executives, employees, attorneys, and directors (collectively the “Released Parties”), from any and all matters, claims, charges, demands, damages, causes of action, debts, liabilities, controversies, claims for attorneys’ fees, judgments, and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen between Employee and the Released Parties up to the date Employee signs this Release Agreement.
B.    This release of claims includes, but is not limited to: (1) any claims Employee may have relating to any aspect of Employee’s employment with the Released Parties and/or the separation of that employment; (2) any breach of an actual or implied contract of employment between Employee and the Released Parties; (3) any claim of unjust or tortious discharge; (4) any common law claim (including but not limited to fraud, negligence, intentional or negligent infliction of emotional distress, negligent hiring/retention/supervision, or defamation); (5) any claims arising under (i) the Civil Rights Act of 1866, 42 U.S.C. § 1981, (ii) the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e, et seq., as amended by the Civil Rights Act of 1991, (iii) the Age Discrimination in Employment Act (the “ADEA”), 29 U.S.C. §§ 621, et seq. (including but not limited to the Older Worker Benefit Protection Act (the “OWBPA”)), (iv) the Employee Retirement Income Security Act ("ERISA"), 29 U.S.C. §§ 1001, et seq., (v) the Rehabilitation Act of 1973, 29 U.S.C. §§ 701, et seq., (vi) the American with Disabilities Act, 42 U.S.C. §§ 12101, et seq., (vii) the Occupational Safety and Health Act, 29 U.S.C. §§ 651, et. seq., and (viii) the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.; (6) any applicable state or local employment discrimination statute or ordinance; and (7) any other federal, state, or local statutes or ordinances.
C.    Employee represents and warrants that, as of the date Employee signs this Release Agreement, Employee has not filed or commenced any suit, claim, charge, complaint, or other legal proceeding of any kind against the Released Parties.
D.    The above release does not waive claims: (1) for unemployment or workers’ compensation; (2) for vested rights under ERISA-covered employee benefit plans as applicable on the
Exhibit A – Page 5

date Employee signs this Release Agreement; (3) that may arise after Employee signs this Release Agreement; or (4) which cannot be released by private agreement.
E.    Employee agrees that Employee waives any right to participate in any settlement, verdict or judgment in any class, collective or multi-party action against the Released Parties arising from conduct occurring on or before the date Employee signs this Release Agreement, and that Employee waives any right to accept anything of value or any injunctive relief associated with any such pending or threatened class, collective or multi-party action against the Released Parties.
V.    No Interference with Rights
Nothing in this Release Agreement or any Confidentiality & Restrictive Covenant Agreement, including but not limited to, the release of claims, confidential information, return of property, non-solicitation of employees, non-solicitation of customers, non-competition, non-disparagement, availability/cooperation, agreement to arbitrate and acknowledgement provisions, (1) limits or affects Employee’s right to challenge the validity of this Release Agreement under the ADEA or the OWBPA; (2) prevents Employee from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information; or (3) prevents Employee from exercising rights under Section 7 of the National Labor Relations Act to engage in joint activity with other employees, although by signing this release Employee is waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, lawsuit, or other proceeding brought by Employee or on Employee’s behalf by any third-party, except for any right Employee may have to receive a payment from a government agency (and not the Company) for information provided to the government agency or where otherwise prohibited. Notwithstanding Employee’s confidentiality and non-disclosure obligations in this Release Agreement and otherwise, Employee understands that as provided by the Federal Defend Trade Secrets Act, Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

THIS IS A RELEASE OF CLAIMS - READ CAREFULLY BEFORE SIGNING

I have read this Severance and Release Agreement. Company advised me to seek the advice of counsel regarding the meaning and effect of this Release Agreement, and I have had the opportunity to do so. I fully understand the terms of this Release Agreement and I understand it is a complete and final
Exhibit A – Page 6

release of any of my claims against the Released Parties (as defined in this Release Agreement). I sign this Release Agreement as my own free act and deed.

                    [EMPLOYEE NAME]

                    Date:

                     [EMPLOYING ENTITY]

                    By:
                    Title:
                    Date:
Exhibit A – Page 7

EXHIBIT A

H&R BLOCK, INC. EXECUTIVE SEVERANCE PLAN

EXHIBIT B

EQUITY AWARDS SUMMARY

EXHIBIT C

CONFIDENTIALITY & RESTRICTIVE COVENANT AGREEMENT

EXHIBIT D

RESIGNATION

To Whom It May Concern:

Effective [INSERT DATE], I hereby resign from the following officer and director positions:

Entity Name	Title

____________________________________
[EMPLOYEE NAME]

Dated: